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                                                                    EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT, made and entered into effective the 12th day of May, 2000, by and between CUMULUS MEDIA INC., an Illinois corporation (the "Company"), and Martin Gausvik (the "Employee").

                                R E C I T A L S:

         The Company desires to employ the Employee in the capacity of Executive Vice President, Treasurer, and Chief Financial Officer and the Employee desires to be so employed. Accordingly, the Company and the Employee desire to set forth in this Agreement the terms and conditions under which the Employee is to be employed by the Company.

         NOW, THEREFORE, the parties agree as follows:

                                    ARTICLE I

                           General Terms of Employment

         During the term of this Agreement, the Company shall employ the Employee and the Employee shall serve the Company as a full-time employee in the capacity of Executive Vice President, Treasurer and Chief Financial Officer of Cumulus Media Inc. Subject to the authority and direction of the Board of Directors (and, at the discretion of the Board, the Executive Chairman), the Employee shall be the principal treasury, financial and accounting officer of the Company responsible for: (i) Company financial operations, planning and budgeting; (ii) internal financial reporting to management, the Board and the Audit Committee; (iii) external financial reporting to analysts, shareholders and the SEC; (iv) the ongoing monitoring and analysis of business operations versus plan and the analysis of variances from plan; (v) the development of options for management to consider in correcting variances; (vi) the implementation and operation of financial and operations information systems to support all financial operations and to support management in the operation of the business; (vii) monitoring debt agreements and covenants and compliance reporting; (viii) and working with the Executive Chairman in developing and maintaining the Company's relationships with analysts, lenders, bondholders and shareholders; and (ix) such other duties as may be may be consistent with the role of a senior executive and from time to time assigned by the President or the Executive Chairman. The Employee agrees that during the term of this Agreement he shall devote his best efforts, attention and skill on a full-time basis to the business and affairs of the Company and its subsidiaries.





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                                   ARTICLE II

                       Compensation and Equity Incentives


         2.1 Base Salary. During the term of this Agreement, the Company shall pay to the Employee a base salary of Two Hundred Seventy-Five Thousand Dollars ($275,000) per annum (the "Base Salary") payable in equal installments not less frequently than semi-monthly. The Base Salary will be increased annually by not less than five percent (5%).

         2.2 Bonus. In addition to the base salary provided for in Paragraph 2.1 hereof, the Employee shall be eligible to receive an annual bonus of up to Fifty Percent (50%) of the Employee's Base Salary per annum (the "Potential Bonus"), based on Employee's performance measured as follows. Employee shall be eligible to receive up to Fifty Percent (50%) of the Potential Bonus (i.e., 25% of Base Salary), as determined in the joint discretion of the Executive Chairman and the Compensation Committee of the Board, who shall also consider the recommendation of the President and the facts regarding the Employee's overall performance. The Employee shall be eligible to receive up to a second Fifty Percent of the Potential Bonus (i.e., 25% of Base Salary) in the event that the Company achieves its Board-approved budget for annual Broadcast Cash Flow, or by such other measure as Employee and the Executive Chairman shall mutually agree based on the structure of other sales targets and commissions in the Company. The Board will approve a budget for 2000 which takes into account performance to date in setting a new Broadcast Cash Flow amount for purposes of determining the Potential Bonus. The annual budget for Broadcast Cash Flow will be adjusted upwards or downwards to reflect changes from assumptions in the original budget in the timing of starting LMA's or taking over properties, and to reflect acquisitions and LMA's not part of the original budget. Bonuses shall be based on actual base salary paid to the Employee during the Company's Fiscal Year for which Broadcast Cash Flow is measured; provided, however, that the Bonus for the 2000 fiscal year shall be based on Employee's full Base Salary on an annualized basis. All bonus decisions and recommendations shall be made first by the Executive Chairman and the President, and then shall be reviewed and approved by the Compensation Committee of the Company's Board of Directors, subject to any modifications that the Compensation Committee may make.

         2.3 Equity Incentives. Within 7 days of the date of this Agreement, the Compensation Committee will meet and grant to Employee an option to purchase a total of 300,000 shares of the Company's Class A Common Stock (the "Time-Vested Option"). The Time-Vested Option shall be subject to the terms of the stock option agreement which will accompany the award and will be entered into between the Company and the Employee, provided however that the terms contained in such Stock Option Agreement shall be consistent with the terms of this Agreement. With respect to exercise price, the stock option agreement shall provide that
(1) the exercise price with respect to 200,000 shares shall be the market price on the date of grant (the "First Grant"); (2) the exercise price with respect to 50,000 shares shall be Twenty Dollars ($20) per share (the "Second Grant"); and
(3) the exercise price with respect to the remaining 50,000 shares shall be Thirty Dollars ($30) per share (the "Third Grant"). With




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respect to vesting, the stock option agreement shall provide that (1) the option shall vest with respect to 60,000 shares on each of the first through fifth anniversaries of the date of grant, and (2) the option shall vest first with respect to the First Grant, followed by the Second Grant, and the Third Grant, until the option shares are fully vested.

                                   ARTICLE III

                              Expenses and Benefits

         3.1. Expenses. The Company shall pay or reimburse the Employee for all reasonable out-of-pocket expenses incurred by the Employee in the course of performing his duties for the Company in accordance with the Company's expense account and reimbursement policies from time to time in effect. The Employee shall keep accurate records and receipts of such expenditures and shall submit such accounts and proof thereof as may from time to time be required in accordance with such expense account or reimbursement policies that the Company may establish for its personnel generally. In addition, the Employee shall receive a car allowance of One Thousand Dollars ($1,000) per month. The Company will also pay the direct costs of moving the Employee's personal effects to Milwaukee, and (up to a maximum of Fifty Thousand Dollars ($50,000)) the real estate commission and other direct costs associated with the sale of the Employee's home in Livermore, CA. The Company will reimburse Employee for the cost of coach class round trip air transportation travel to San Francisco for weekend home visits no more frequently than every other weekend until the Employee relocates his family to Milwaukee in the summer of 2000, and/or shall reimburse Employee for several family trips to Milwaukee as may be mutually agreed between Employee and the Executive Chairman. At its expense, the Company will also provide temporary living accommodations for Employee while working in Milwaukee.

         3.2 Benefits. The Employee shall be entitled during the term hereof to receive such incentive stock options as the Compensation Committee in its discretion may decide. In addition, the Employee shall be entitled during the term hereof to receive such fringe benefits and to participate in such benefit programs as the Company may from time to time make available to its salaried employees generally including, but not limited to, any group health and life insurance, any profit sharing plan or any 401(k) plan now or hereafter adopted by the Company. The Employee acknowledges that he shall have no vested rights under any such benefit programs except as expressly provided by the terms thereof and that such programs and the prerequisites thereof may be established or eliminated at any time at the discretion of the Company.


                                   ARTICLE IV

                              Term and Termination

         4.1. Term. The term of this Agreement shall commence as of the date hereof and shall continue thereafter for a term of three (3) years unless earlier terminated by either party in

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accordance with Section 4.2 below. This Agreement shall automatically be renewed for consecutive renewal terms of one (1) year, unless either Party notifies the other Party of its desire not to renew the Agreement no less than sixty (60) days prior to the last day of the initial three-year term, or no less than thirty (30) days prior to the last day of any one-year renewal term.

         4.2. Earlier Termination. Notwithstanding the term stated in Paragraph
4.1 hereof, the Employee's employment under this Agreement may be terminated immediately upon any of the following:

                  (a) In the event of the Employee's death.

                  (b) In the event of the Employee's Disability. For purposes of this Agreement, "Disability" shall mean the inability of the Executive to perform his duties for the Company on account of physical or mental illness for a period of six consecutive full months, or a period of nine full months during any 12-month period. The Employee's employment hereunder shall be deemed terminated by reason of Disability on the last day of the applicable period; provided, however, in no event shall the Employee be terminated by reason of Disability unless the Employee receives written notice from the Company, at least 30 days in advance of such termination, stating its intention to terminate the Employee for reason of Disability.

                  (c) By the Company forthwith upon notice to the Employee whether or not the Employee has committed any acts constituting "Cause." For purposes of this Agreement, "Cause" for termination of the Employee shall exist if the Employee shall commit any of the following acts: (i) the gross negligence or willful misconduct by the Employee in the performance of his duties for the Company; (ii) commission by the Employee of any felony or act of fraud or material dishonesty involving the Company or its business, or which, in the reasonable judgment of the Board of Directors, is likely to have a material adverse effect upon the business or reputation of the Company or the ability of the Employee to perform his duties for the Company; (iii) a material breach by the Employee of any agreement with the Company concerning noncompetition or the confidentiality of proprietary information; or (iv) any material breach by the Employee of his fiduciary duties to the Company or any subsidiary thereof.

                  (d) By the Employee through voluntary resignation.

                  (e) By the Employee for "Good Reason." "Good Reason" for purposes of this Agreement shall occur in the event of (1) a material reduction in the responsibilities, authority, power or status of Employee, including reductions in support staff or any perquisite incident to Employee's position as Executive Vice President, Treasurer, and Chief Financial Officer of the Company, without the consent of Employee, or (2) relocation of Employee's job location to a site more than one hundred (100) miles from Milwaukee, Wisconsin.


                                    ARTICLE V

                   Compensation upon Termination of Employment

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         In the event the Employee's employment is terminated during the
Agreement Term, the Employee shall be entitled to the severance payments and benefits specified below:

         5.1 Termination by Company Without Cause or by Employee for Good Reason. In the event Employee is terminated by the Company other than for Cause, death or Disability, or in the event the Employee resigns with Good Reason, the Company shall pay the Employee and provide him with the following:

                  (a) Accrued Rights. The Company shall pay the Employee a lump-sum amount equal to the sum of (1) his earned but unpaid Base Salary through the date of termination, (2) any earned but unpaid Bonus under Section
2.2 above, and (3) any business expenses or other amounts due to the Employee from the Company as of the date of termination. In addition, the Company shall provide to the Employee all payments, rights and benefits due as of the date of termination under the terms of the Company's employee and fringe benefit plans and programs in which the Employee participated during the term (together with the lump-sum payment, the "Accrued Rights").

                  (b) Severance Payment. The Company shall pay the Employee as a severance payment, the Base Salary in effect on the date of termination, in accordance with the Company's regular payroll schedule, for a period of one (1) year following the date of termination (the "Severance Period").

                  (c) Equity Rights. As of the date of the Employee's termination under this paragraph, Employee shall be entitled to: (1) any vested portion of the Time-Vested Option, which shall remain exercisable for the full term thereof; and (2) that portion of the unvested Time-Vested Option which would have vested had the Employee remain employed for one year beyond the date of termination, shall become immediately and fully vested and exercisable and shall remain exercisable for the full term thereof. The remainder of the Time-Vested Option shall be forfeited.

         5.2 Voluntary Resignation or Termination for Cause. In the event the Employee's employment hereunder is terminated hereunder because of his voluntary resignation other than for Good Reason or because the Company has terminated the Employee for Cause, the Company shall pay the Employee and provide him with any and all Accrued Rights. In addition, any vested portion of the Time-Vested Option shall remain vested and exercisable for the full term thereof, while any unvested portion of the Time-Vested Option shall be forfeited.

         5.3 Disability; Death. In the event the Employee's employment hereunder is terminated by reason of the Employee's Disability or death, the Company shall pay and provide the Employee (or his legal representative or estate) with the following:

                  (a) Accrued Rights. The Company shall pay and provide to the Employee (or his legal representative or estate) any and all Accrued Rights, including all disability or life insurance benefits as applicable);




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                  (b) Salary Continuation. The Company shall provide the
Employee (or his legal representative or estate) with continued payment of the Employee's then-current Base Salary for a period of 12 months.

                  (c) Equity Rights. As of the date of the Employee's termination under this paragraph, Employee shall be entitled to: (1) any vested portion of the Time-Vested Option, which shall remain exercisable for the full term thereof; (2) that portion of the unvested Time-Vested Option which would have vested had the Employee remain employed for one year beyond the date of termination, shall become immediately and fully vested and exercisable and shall remain exercisable for the full term thereof; and (3) the remainder of the unvested portion of the Time-Vested Option shall be forfeited.

         5.4 Change in Control. In the event of a termination of employment by the Employee by voluntary resignation or of a termination of employment by the Company other than for Cause, which occurs within one year following a Change in Control as defined below, then, Employee shall receive the benefits identified in 5.3 (a), (b), and (c), and Employee shall also be entitled to any unvested portion of the Time-Vested Option, which shall become immediately and fully vested and exercisable and shall remain exercisable for the full term thereof. For purposes of this Agreement, a "Change in Control" shall be deemed to have occurred by reason of:

                  (a) The sale, lease, transfer, conveyance, or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any "person" or group of related "persons" (a "Group") (as such terms are used in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act") other than Richard W. Weening and Lewis W. Dickey, Jr. (a "Principal") or (1) any controlling stockholder, 80% (or more) owned subsidiary, or spouse or immediate family member (in the case of an individual) of a Principal or (2) any trust, corporation, partnership, or other entity, the beneficiaries, stockholders, partners, owners or "persons" beneficially holding an 80% or more controlling interest of which consist of such Principal and/or other "persons" referred to in the immediately preceding clause (1);

                  (b) The adoption of a plan relating to the liquidation or dissolution of the Company;

                  (c) The consummation of any transaction (including, without limitation, any purchase, sale, acquisition, disposition, merger, or consolidation) the result of which is that any "person" (as defined above) or Group becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) of more than 35% of the aggregate voting power of all classes of capital stock of the Company having the right to elect directors under ordinary circumstances; or

                  (d) The first day on which a majority of the members of the Board are not "Continuing Directors", where "Continuing Directors" are either
(1) members of the Board on





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the Effective Date or (2) members of the Board nominated for election or elected to such Board with the approval of two-thirds of the Continuing Directors who were members of the Board at the time of such nomination or election, or two-thirds of those directors who were previously approved of by Continuing Directors.

                                   ARTICLE VI

                       Confidentiality and Noncompetition

         6.1 Confidential Information. Employee acknowledges that trade secrets and other proprietary information, observations and data obtained by him while employed by the Company concerning the business or affairs of the Company ("Confidential Information") are the property of the Company. Therefore, Employee agrees that he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Employee's acts or omissions to act. Employee shall deliver to the Company at the termination of Employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computers, computer tapes and software and other documents and data (an copies thereof) relating to the Confidential Information, Work Product, or the business of the Company which he may then possess or have under his control. Notwithstanding this Section 6.1, Confidential Information may be disclosed pursuant to a subpoena or other order of a court or administrative body.

         6.2 Inventions. Employee agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, and all similar or related information which relates to the Company's actual or anticipated business, research and development or existing or future services which are conceived, developed or made by Executive while employed by the Company ("Work Product") belong to the Company. Employee will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board (whether during or after employment) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

         6.3 Noncompete. Employee acknowledges that in the course of his employment with the Company (i) he will become familiar with the Company's trade secrets and with other confidential information concerning the Company, (ii) that his services have been and will be of special, unique and extraordinary value to the Company, and (iii) that the Company would be irreparably damaged if Employee were to provide similar services to any person or entity competing with the Company or engaged in a similar business in the markets served or to be served by the Company. Therefore, Employee covenants and agrees that, during the employment period and any Severance Period, but in no event less than twelve
(12) months after the termination of employment (collectively, the "Noncompete Period"), he shall not directly or indirectly, either for himself or for any other individual, corporation, partnership, joint venture or other entity, own, manage, control, participate in, consult with, render services for, be a creditor for or in any manner engage in or render any direct or indirect services or assistance for any



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business competing with the businesses of the Company, including the Company's owned and operated radio stations as such businesses exist or have been identified as potential acquisitions on the date of the termination of Employee's employment, within any geographic area in which the Company engages or has agreements pending regulatory approval to engage in such businesses; provided, however, that in the event Company has terminated Employee without cause or Employee has resigned for Good Reason, Employee shall not be subject to the noncompete provisions of this Section 6.3 for the period in which Employee does not receive any severance payments. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding stock of any class of a corporation which is publicly traded, so long as Employee has no active participation in the business of such corporation.

         6.4 Nonsolicitation. During the Noncompete Period, Employee shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company to leave the employ of the Company or in any way interfere with the relationship between the Company and any employee thereof,
(ii) hire any person who was an employee of the Company at any time during the Employment Period, or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company to cease doing business with the Company or in any interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or a Subsidiary.

         6.5 Enforcement. If, at the time of enforcement of Article VI of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum, period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. Because Employee's services are unique and because Employee has access to Confidential Information and Work Product, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).



                                   ARTICLE VII

                                  Miscellaneous

         7.1. Withholding. All amounts payable to the Employee pursuant to this Agreement are stated before any deductions therefrom for FICA taxes, state and federal withholding taxes and other payroll deductions required to be made by the Company under applicable law. The Company shall have the right to rely upon an opinion of its regular accountants or other tax advisors if any questions should arise as to any such deductions.


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         7.2. Notices. Any notice required or permitted to be given or made by either party to the other hereunder shall be in writing and shall be considered to be given and received in all respects one business day after when hand delivered, when sent by prepaid express or courier delivery service, or after deposited in the United States mail, certified or registered mail, return receipt requested, on the date shown on such return receipt, in each case addressed to the parties at their respective addresses set forth opposite their signatures hereto or to such changed address as either party shall designate by proper notice to the other.

         7.3. Severability. If for any reason one or more of the provisions of this Agreement are deemed by a court of competent jurisdiction to be unenforceable or otherwise void by operation of law, the remainder of this Agreement will be deemed to be valid and enforceable and shall be construed as if such invalid or unenforceable provision were omitted.

         7.4. Nonassignment; Binding Affect. This Agreement is based upon the personal services of the Employee and his rights and obligations hereunder shall not be assignable. This Agreement shall be binding upon and shall inure to the benefit of the Employee, the Company and their respective successors, heirs, legal representatives and assigns.

         7.5. Entire Agreement. This Agreement contains the entire understanding between the parties with respect to the matters set forth herein and therein and all prior discussions, negotiations, agreements, correspondence and understandings between the parties (whether oral or written) are merged herein and therein and superseded hereby. No provision in this Agreement may be amended or modified other than in writing.

         7.6. Waiver of Breach. No waiver by either party hereto of any breach of any provision of this Agreement shall be deemed a waiver by such party of any subsequent breach.

         7.7 Governing Law. This Agreement shall be construed and interpreted according to the laws of the State of Illinois.

         7.8 Survival. Articles V and VI of this Agreement shall survive and continue in full force in accordance with their terms notwithstanding any termination of employment.




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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.



Address for Notice:
                                            CUMULUS MEDIA INC.:
Cumulus Media Inc.
111 E. Kilbourn Avenue, Suite 2700
Milwaukee, WI  53202                        By:/s/ Richard Weening
Attention:  Richard Weening                    ---------------------------------
                                            Richard Weening
                                            Executive Chairman



Address for Notice:                         EMPLOYEE:

820 Old Oak Road
Livermore, CA 94550                         /s/ Martin Gausvik
                                            ------------------------------------
                                            Martin Gausvik




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